Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan, of our reports dated February 10, 2020, with respect to the consolidated financial statements and schedule of CNX Resources Corporation and Subsidiaries, and the effectiveness of internal control over financial reporting of CNX Resources Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

September 28, 2020